Exhibit 10.10

ASSET PURCHASE AGREEMENT

Norwegian Shipbrokers’ Association’s Memo -
~~MEMORANDUM OF AGREEMENT~~	randum of Agreement for sale and purchase of
ships. Adopted by The Baltic and International
Maritime Council (BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87

Dated: April _____, 2015

Rong Yao International Shipping Limited of Room D, 10/F, Tower A, Billion Centre, 1 Wang Kwong Road, Kowloon Bay, Kowloon, Hong Kong hereinafter called the “Sellers”, have agreed to sell, and	1

Sino-Global Shipping America, Ltd. (“Sino-Global”) of 1044 Northern Boulevard, Suite 305, Roslyn, New York 11576 or its nominee hereinafter called the “Buyers”, have agreed to buy	2

Name: M.T. “Rong Zhou” (Hull No. CL0602)	3
Classification Society/Class: Nippon Kaiji Kyokai (NK Class) Tanker, Oil Flash Point on and below 60 degree Celsius, and chemical type II and III, ESP, NS*, MNS*	4
Built: 2010 By: Zhejiang Chenglu Shipbuilding Co., Ltd., Zhoushan	5
Flag: Hong Kong Place of Registration: Hong Kong	6
~~Call Sign: IMO No.: 9526708 GT/NT: 8,818 / 4,464~~	7
~~Register Number: -----~~ 	8

hereinafter called the Vessel, on the following terms and conditions:	9

Definitions	10

“Banking days” are days on which banks are open in New York, Hong Kong and the People's Republic of China	11

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa,	12
a registered letter, telex, telefax, e-mail or other modern form of written communication.	13

“Classification Society” or “Class” means ~~the Society~~ Nippon Kaiji Kyokai (NK Class) referred to in line 4.	14 15

1. Purchase Price	16
United States Dollars Ten Million And Five Hundred Thousand Only (US $10,500,000). The Purchase Price shall be subject to upward or downward adjustment, if any, pursuant to the terms of this Agreement.	17 18

2. First Installment Share Payment	19
As an inducement and partial consideration for the Sellers entering into this Agreement and agreeing to effectuate the sale of the Vessel to the Buyers pursuant to this Agreement, substantially simultaneously with the execution of this Agreement, the Buyers shall irrevocably issue 1,200,000 shares of unregistered common stock of Sino-Global to the Sellers as partial payment of the Vessel’s Purchase Price (the “First Installment Share Payment”).
The parties agree that such payment shall be valued at US $2,220,000, with each of the 1,200,000 shares of Sino-Global’s unregistered common stock being valued at US $1.85. All of such 1,200,000 shares of Sino-Global’s unregistered common stock shall be issued to the Sellers by the Buyers pursuant to Regulation S of the Securities Act of 1933, as amended (the “Securities Act”). Sino-Global hereby represents and warranties that upon issuance of the 1,200,000 shares of Sino-Global’s unregistered common stock in the First Installment Share Payment to the Sellers, Sellers shall have the sole and exclusive ownership, title and rights to all such 1,200,000 shares of Sino-Global’s unregistered common stock including, but not limited to, the right to vote and/or sell all such 1,200,000 shares subject only to the 1,200,000 shares being registered for resale under the Securities Act or sold pursuant to and in accordance with an exemption from the registration requirements of the
Securities Act, and the NASDAQ prohibition of the Sellers voting their 1,200,000 shares in proposals presented for approval to and by the shareholders of Sino-Global at the 2015 annual meeting of Sino-Global’s
shareholders relating to items that involve directly and/or indirectly the Sellers.	20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35
~~As security for the correct fulfillment of this Agreement the Buyers shall pay a of 10%~~	36

 ~~(ten per cent) of the Purchase Price within banking days from the date of this~~	37
~~Agreement. This shall be place with~~ 	38
39
~~and held by them in an interest bearing joint account for the Sellers and the Buyers, to be released in  accordance~~ 	40
~~with joint written instructions of the Sellers and the Buyers.~~ 	41
~~Any fee charged for holding said shall be borne equally by the Sellers and the~~ 	42
~~Buyers.~~ 	43

3. Payment	44

~~The said Purchase Price shall be paid by the Buyers in full free of bank charges to~~ 	45

The said Purchase Price shall be paid by the Buyers as follows:	46

(a)          The 1,200,000 shares of Sino-Global unregistered common stock to be issued as the First Installment Share Payment will be substantially simultaneously with execution of this Agreement as provided in Clause 2 of this Agreement.

(b)          After the Vessel is physically delivered to the Buyers, the Buyers shall lodge a second Installment (the “Second Installment”) in the sum of US $5,500,000, subject to availability of bank financing and any adjustments of the Purchase Price in accordance with this Agreement, in escrow to [Messrs. ], who shall hold the same as escrow agent for the parties. The parties agree that the Second Installment may be lodged by the Buyers by way of cash, issuance of Sino-Global’s unregistered common stock, subject to NASDAQ’s rules and regulations, or a combination of both, subject to agreement between the parties, and the Second Installment (either cash, unregistered common stock of Sino-Global or a combination of both) shall only be released to the Sellers after (i) satisfactory completion of closing conditions by the
Sellers as stipulated in Clause 8 of this Agreement; (ii) the legal title of the Vessel has been transferred to the Buyers; and (iii) the Buyers have successfully obtained registration as the legal owner of the
Vessel at the Hong Kong Shipping Register, and in accordance with the terms of the escrow agreement to be executed between the Sellers, the Buyers and the escrow agent, or otherwise in accordance with the joint written instructions of the Sellers and the Buyers.

47 48 49 50 51 52 53 54 55 56 57 58 59 60 61 62

(c)          The remaining balance of the Purchase Price (US $2,780,000) will be subject to adjustments in accordance with this Agreement (the “Final Installment”), and it shall be paid by the Buyers after all the adjustments of the Purchase Price have been made under Clause 22 of this Agreement by way of telegraphic transfer to the following bank account:

[Sellers’ Bank account]

The parties agree that the Final Installment may be paid by the Buyers by way of cash, issuance of unregistered common stock of Sino-Global or a combination of both, subject to agreement between the parties.

The Buyers agree to use commercially reasonable efforts to register the unregistered shares of Sino-Global’s common stock issued in the name of the Sellers.

In the event that this Agreement is terminated by either the Sellers or the Buyers under the terms provided in this contract or in accordance with the general law (i) the Sellers shall, within seven (7) banking days after the date of termination (x) pay US $2,220,000, representing the First Installment Share Payment paid by the Buyers pursuant to Clause 2 of this Agreement, to the Buyers and (y) return the Second Installment, if already lodged by the Buyers pursuant to Clause 3 of this Agreement, to the Buyers and (ii) on the date of any such termination, Sino-Global shall automatically and without any further action have a first priority security interest in and a priority lien on the Vessel to secure the payment of the US $2,220,000 owed to Sino-Global from the Sellers, and in connection therewith Sellers hereby expressly and irrevocably agree that Sino-Global is hereby expressly and irrevocably authorized to take any and all actions including, but not limited to, filing all necessary and/or required documents to create, enforce and provide notice of such priority security interest and lien on the Vessel, and Sellers further agree to take any and all action requested by Sino-Global in connection with the establishment, enforcement and providing notice of the security interest in and lien on the Vessel including, but not limited to, signing all requested documents and making all filings, and if Sellers do not take such actions within two (2) business days of such request, Sino-Global can take such action on behalf of the Sellers without having any liability to the Sellers (the rights of Sino-Global set forth in subparagraph (ii) of this paragraph shall be collectively referred to as “Buyer’s Security Rights”). For the avoidance of doubt, this clause shall survive termination of this Agreement.

63 64 65 66 67 68 69 70 71 72 73 74 75 76 77 78 79 80 81 82 83 84 85 86 87 88 89

4. Inspections		90

a) *	~~The Buyers have inspected and accepted the Vessel's classification records. The Buyers~~ 	91
	~~have inspected the Vessel at/in on~~ 	92
	~~and have accepted the Vessel following this inspection and the sale is outright and definite,~~ 	93
	~~subject only to the terms and conditions of this Agreement.~~ 	94

b) *	The Buyers shall have the right to inspect the Vessel and her classification records	95
	before the date of physical delivery of the Vessel.	96

	The Sellers shall ~~provide for inspection of~~ make the Vessel available for inspection at any of the ports in the Buyers’ option, within ten (10) banking days before the date of physical delivery of the Vessel.	97 98

	~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the~~ 	99
	~~Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~ 	100
	~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~ 	101
	During the inspection, the Vessel's deck and engine log books shall be made available for	102
	examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall	103
	become outright and definite, subject only to the terms and conditions of this Agreement,	104
	provided the Sellers receive written notice of acceptance from the Buyers within seventy-two (72) hours	105
	after completion of such inspection.	106
	Should notice of acceptance of the Vessel's classification records and of the Vessel not be	107
	received by the Sellers as aforesaid this Agreement shall be terminated, the Seller shall immediately pay US $2,220,000, representing the First Installment Share Payment paid by the Buyers pursuant to Clause 2 of this Agreement, to the Buyer, and the Buyer’s Security Rights shall become immediately effective.	108 109 110

5.	Notices, time and place of delivery	111

The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with twenty (20), ten (10), five (5) and three (3) days’ notice of the date the Sellers intend to tender Notice of Readiness and of the place of delivery nominated by the Buyers. When the Vessel is at the place of delivery nominated by the Buyers and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery. The Notice of Readiness shall be issued not less than three (3) banking days before the anticipated delivery date.

112 113 114 115 116 117 118 119

The Vessel shall be delivered and taken over under her own power charter free/free of cargo, free of stowaways, safely afloat at a safe port and ~~accessible~~ safe berth or safe	120 121
anchorage at a location to be nominated by the Buyers	122

~~in the Sellers' option.~~ 	123
Notice of Readiness shall not be tendered on or before 15 May 2015 or at a later date in the Buyers’ option	124
~~Expected time of delivery: 1~~	125

Date of Cancelling (see Clauses 5 c), 6 b)(iii) and 14): 1 July 2015 after 00:00 hours in Hong Kong or at a later date in the Buyers’ option (the “Cancelling Date”)	126

c)	If the Sellers anticipate that, notwithstanding the exercise of due diligence by them,	127
	the Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in	128
	writing stating the date when they anticipate that the Vessel will be ready for delivery and	129
	proposing a new Cancelling Date. Upon receipt of such notification the Buyers shall have the	130
	option of either cancelling this Agreement in accordance with Clause 14 (Sellers’ default) within	131
	seven (7) banking days of receipt of the notice or of accepting the new days as the new Cancelling	132
	Date. If the Buyers have not declared their option within seven (7) banking days of receipt of the	133
	Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’	134
	notification shall be deemed to be the new Cancelling Date and shall be substituted for the	135
	Cancelling Date ~~stipulated in line 61~~.	136

	If this Agreement is maintained with the new Cancelling Date all other terms and conditions	137
	hereof including those contained in clauses 5a) and 5c) shall remain unaltered and in full	138
	force and effect. Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be	139
	entirely without prejudice to any claim for damages the Buyers may have under Clause 14 (Sellers’	140
	default) for the Vessel not being ready by the original Cancelling Date.	141

d)	Should the Vessel become an actual, constructive or compromised total loss before delivery,	142
	this Agreement shall immediately become null and void and the Sellers shall immediately pay US $2,220,000, representing the First	143
	Installment Share Payment paid by the Buyers pursuant to Clause 2 of this Agreement, to the Buyers and Buyer’s Security Rights	144
	shall immediately become effective.	145

6. Drydocking/Diver Inspection		146

a)**	~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the~~ 	147
	~~Classification Society of the Vessel's underwater parts below the deepest load line, the~~ 	148
	~~extent of the inspection being in accordance with the Classification Society's rules. If the~~ 	149
	~~rudder, propeller, bottom or other underwater parts below the deepest load line are found~~ 	150
	~~broken, damaged or defective so as to affect the Vessel's class, such defects shall be made~~ 	151
	~~good at the Sellers' expense to the satisfaction of the Classification Society without~~ 	152
	~~condition/recommendation*.~~ 	153

b)**	(i) ~~The Vessel is to be delivered without drydocking. However,~~  The Buyers shall have the option ~~right~~ at their expense to arrange for an underwater inspection by a diver approved by the Classification	154 155
	Society prior to the physical delivery of the Vessel. The Sellers shall at their cost and expense make the Vessel available for such inspection. The extent of the inspection and the conditions under	156 157
	which it is performed shall be to the satisfaction of the Classification Society. If the	158
	conditions at the place ~~port~~ of delivery are unsuitable for such inspection, the Sellers shall make the	159
	Vessel available at a suitable alternative place near to the delivery port. Unless specifically approved by the Buyers, the Sellers may not tender	160 161
	Notice of Readiness prior to completion of the underwater inspection. The Buyers’ representative(s)	162
	shall have the right to be present at the diver’s inspection.	163

	(ii) If the rudder, propeller, bottom, or other underwater parts below the deepest load line are	164
	found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can	165
	be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for	166
	the Vessel to be drydocked at their expense for inspection by the Classification Society of the	167
	Vessel’s underwater parts below the deepest load line, the extent of the inspection being in	168
	accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other	169
	underwater parts below the deepest load line are found broken, damaged or defective so as to	170
	affect the Vessel’s class, such defects shall be made good by the Sellers at their cost and expenses	171
	to the satisfaction of the Classification Society without condition / recommendation*. In such event	172
	the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s	173
	attendance.	174

	(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-docking	175
	facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where	176
	suitable drydocking facilities are available, whether within or outside the delivery range as per	177
	Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within	178
	the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new	179
	port of delivery. In such event the Cancelling Date provided for in Clause 5 b) shall be extended	180
	by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14	181
	running days.	182

c)	If the Vessel is drydocked pursuant to Clause ~~6 a) or~~ 6 b) above	183
	(i) The Classification Society may require survey of the tailshaft system, the extent of the	184
	survey being to the satisfaction of the Classification Surveyor. If such survey is not required by the	185
	Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and	186
	surveyed by the Classification Society, the extent of the survey being in accordance with the	187
	Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s	188
	survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed	189
	not later than by the completion of the inspection by the Classification Society. The drawing and	190
	refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be	191
	condemned or found defective so as to effect the Vessel’s class, those parts shall be renewed or	192
	made good at the Sellers’ cost and expense to the satisfaction of the Classification Society without	193
	condition/recommendation*.	194

	(ii) The costs and expenses relating to the survey of the tailshaft system shall be borne by the	195
	Buyers unless the Classification Society requires such survey to be carried out, in which case the	196
	Sellers shall pay these costs and expenses. The Sellers shall also pay the costs and expenses if	197
	the Buyers require the survey and parts of the system are condemned or found defective or broken	198
	so as to affect the Vessel’s class*.	199

	(iii) The costs and expenses in connection with putting the Vessel in and taking her out of	200
	drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers	201
	if the Classification Society issues any condition/recommendation* as a result of the survey or if it	202
	requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid	203
	expenses, dues and fees.	204

	(iv) The Buyers’ representative(s) shall have the right to be present in the drydock, but without	205
	Interfering with the work or decisions of the Classification surveyor.	206

(i) The Buyers shall have the right to have the underwater parts of the Vessel cleaned and	207
painted at their risk and expense without interfering with the Sellers’ or the Classifications surveyor’s	208
work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in	209
drydock is still in progress when the Sellers have completed the work which the Sellers are required	210
to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk	211
and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon	212
completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in	213
drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the	214
Vessel is in drydock or not and irrespective of Clause 5b)	215

* Notes or memoranda, if any, in the surveyor’s report which are accepted by the Classification Society	216
without condition/recommendation are not to be taken into account.	217

7. Spares/bunkers, etc.	218

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board, ashore and on	219
shore ~~at no extra cost~~. All spare parts and spare equipment including spare tai-end shaft(s) and/or spare	220
propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether	221
on board or not shall become the Buyers’ property, but spares on order are to be excluded. The Sellers are not	222
required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which	223
are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property	224
of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra	225
payment if they are the property of the Sellers. Broached/unbroached/unused stores and provisions shall be	226
included in the sale and be taken over by the Buyers without extra payment.	227

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the	228
Sellers' flag or name, provided they replace same with similar unmarked items. Library, forms, etc.,	229
exclusively for use in the Sellers' vessel(s), shall be excluded without compensation. Captain's,	230
Officers' and Crew's personal belongings including the slop chest are to be excluded from the sale,	231
as well as the following additional items (including items on hire) which will be mutually agreed and incorporated in this Agreement in a form of an addendum.~~:~~	232 233

The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and	234

sealed drums and pay the Sellers for such remaining bunkers and unused lubricating oils at Sellers' net purchase price (excluding barging expenses) against supporting invoices/vouchers. If no supporting invoices/vouchers available, the price of the remaining bunkers and unused lubricating oils shall be determined by reference to the current net market rate (excluding barging expenses) at the port and date of delivery of the Vessel or, if unavailable, at the nearest bunkering port.

235 236 237 238 239

Payment under this Clause shall be made at the same time and place and in the same currency as	240
the Purchase Price.	241

8. Conditions to Closing and Closing Documentation		242

The place of closing is Hong Kong or other venue in the Buyers’ option. The date and time of the Closing shall be mutually agreed between the Buyers and the Sellers and be documented in a closing memorandum.		243 244

At Closing, the Sellers shall:

(1)         deliver a legal opinion from their counsel confirming that they own the Vessel free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, and have the right and ability to transfer legal title to the Buyers free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever.

		245 246 247 248 249
(2) furnish the following documents to the Buyers:		250

a)	One (1) original Bill of Sale in a form recordable in Hong Kong (the country in which the Buyers are	251
	to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages	252
	and maritime liens or any other debts or claims whatsoever, duly notarized, attested and	253
	legalized by the consul of such country or other competent authority;	254

b)	Written resolutions of the director(s) and shareholder(s) of the Sellers, duly notarially attested and	255
	legalized or apostilled (as appropriate), approving the sale of the Vessel to the Buyers in accordance	256
	with this Agreement, authorizing the issuance of a Power of Attorney to a specific person or persons	257
	for the handling of the documentary closing and effecting physical delivery of the Vessel and	258
	executing any and all documents in connection with the sale and delivery of the Vessel including,	259
	inter alia, the Bill of Sale, the Protocol of Delivery and Acceptance and all other documents relative	260
	to the sale of the Vessel;	261

c)	Power of Attorney of the Sellers appointing one or more representatives to act on behalf of the	262
	Sellers in the performance of this Agreement, authorizing the representative(s) to execute	263
	the “Bill of Sale” and “Protocol of Delivery and Acceptance” and deal with all matters relating to	264
	the effective transfer of the Vessel’s title and physical delivery of the Vessel to the Buyers, duly	265
	notarially attested and legalized or apostilled (as appropriate);	266
d)	Certificate or Transcript of Registry issued by the competent authorities of the flag state on the date	267
	of physical delivery evidencing the Sellers’ ownership of the Vessel and that the Vessel is free from	268
	registered encumbrances and mortgages, to be faxed or e-mailed by such authority to the closing	269
	meeting with the original to be sent to the Buyers as soon as possible after physical delivery of the	270
	Vessel;	271

e)	Declaration of Class or (depending on the Classification Society) a Class Maintenance Certificate	272
	issued within three (3) banking days prior to delivery confirming that the Vessel is in NK Class free of	273
	condition/recommendation;	274
f)	If required by the Buyers, Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the	275 276
	registry does not as a matter of practice issue such documentation immediately, a written undertaking by	277
	the Sellers to effect deletion from the Vessel’s registry forthwith and provide a certificate or other official	278
	evidence of deletion to the Buyers promptly and latest within four (4) weeks after the Purchase Price	279
	has been paid and the Vessel has been delivered;	280
g)	A copy of the Vessel’s Continuous Synopsis Record certifying the date on which the Vessel ceased	281
	to be registered with the Vessel’s registry, or, in the event that the registry does not as a matter of	282
	practice issue such certificate immediately, a written undertaking from the Sellers to provide the copy	283
	of this certificate promptly upon it being issued together with evidence of submissions by the Sellers	284
	of a duly executed Form 2 stating the date on which the Vessel shall ceased to be registered with	285
	the Vessel’s registry;	286
h)	Commercial Invoice(s) for bunkers, lubricating and hydraulic oils and greases;	287
i)	A copy of the Sellers’ letter to their satellite communication provider cancelling the Vessel’s	288
	Communications contract which is to be sent immediately after physical delivery of the Vessel;	289
j)	Any such additional documents as may reasonably be required by the competent authorities	290
	for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such	291
	documents as soon as possible after the date of this Agreement;	292
k)	The Sellers’ letter of undertaking confirming that to the best of their knowledge the Vessel is not	293
	black listed by any nation or international organization;	294
l)	The Sellers’ letter of undertaking that to the best of their knowledge, the Vessel has not touched	295
	Bottom since her last dry docking; and	296
m)	Evidence that the insurance of the Vessel was endorsed in the name of the Buyers.	297

At the time of closing the Buyers and Sellers shall sign and deliver to each other a Protocol of		298
Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the		299
Buyers.		300

At the time of delivery the Sellers shall hand to the Buyers all of the Vessel’s classification certificate(s) as well		301
as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also		302
be handed over to the Buyers unless the Sellers are required to retain the same, in which case the		303
Buyers to have the right to take copies at the Buyers’ own cost. Other technical documentation which may		304

be in the Sellers' possession shall be promptly forwarded to the Buyers at the Buyers' expense, if they so	305
request. The Sellers may keep the Vessel's log books but the Buyers to have the right to take	306

copies of same. The certificates/documents mentioned above shall be clean and valid without condition/recommendation for a minimum period of twenty-four (24) months by Class or the relevant authorities from the date of physical delivery of the Vessel.

The Buyers shall deliver the following documents to the Sellers at the time of closing:

1. Resolutions of the Board of Directors of the Buyers approving the purchase of the Vessel pursuant to the terms and conditions of this Agreement; ratifying the execution of this Agreement, appointing and authorising attorneys-in-fact to act on behalf of the Buyers in connection with the purchase and taking physical delivery of the Vessel, to issue unregistered common stock of Sino-Global to the Sellers, to execute the various documents (including the protocol of delivery and acceptance) in connection with the purchase and taking delivery of the Vessel. The Resolutions shall be duly notarised and legalised/apostilled.

2. Power of Attorney issued pursuant to the Directors' Resolutions referred to in 1. above, duly executed by the Buyers appointing and authorising attorneys-in-fact to act on behalf of the Buyers in connection with the purchase and taking delivery of the Vessel, including without limitation, to attend documentary closing and to take physical delivery of the Vessel, to execute various documents (including the protocol of delivery and acceptance). The Power of Attorney shall be duly notarised and legalised/apostilled.

For the avoidance of doubt, it is a condition for the Sellers to deliver all of the closing documents to the Buyers as set out in this Clause 8, failing which (i) the Buyers have the option to terminate this Agreement and require the Sellers to immediately pay to the Buyers US $2,220,000, representing the First Installment Share Payment paid by the Buyers pursuant to Clause 2 of this Agreement, and Buyer’s Security Rights shall immediately become effective, or (ii) require the Sellers to amend the closing documents as required by the Buyers.

Closing Procedures:

307 308 309 310 311 312 313 314 315 316 317 318 319 320 321 322 323 324 325 326 327 328
The following steps will take place simultaneously at Closing:	329
i. The Vessel is physically delivered to the Buyers from the Sellers; ii. The Buyers’ lodgment of the Second Installment in escrow to [Messrs. ].	330 331
iii. The parties’ execution of the Protocol of Delivery and Acceptance;	332
iv. The Sellers deliver the Sellers’ closing documents, and the Buyers deliver Buyers’ closing documents set out in Clause 8 above.	333

9. Encumbrances	334

The Sellers warrant that the Vessel, at the time of delivery, is free from all taxes, maritime claims,	335
arrests, detentions, charters, encumbrances, mortgages and maritime liens or any other debts and/or claims	336
Whatsoever, and is not subject to Port State or other administrative detentions. The Sellers hereby undertake to	337
indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred	338
prior to the time of delivery.	339

10. Taxes, etc.	340

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag	341
shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’	342
register shall be for the Sellers’ account.	343

11. Condition on delivery	344

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is	345
physically delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be	346
delivered and taken over as she was at the time of inspection, fair wear and tear	347
excepted. However, the Vessel shall be delivered free of cargo and free of stowaways with her Class	348
maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with	349
her classification certificates and all national, international and trading certificates, as well as all other certificates	350
the Vessel had at the time of inspection, clean, valid and unextended for minimum twenty-four (24) months from	351
the time of physical delivery without condition/recommendation* by Class or the relevant authorities	352

“inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4(a) or (b) (Inspection), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.	353 354

* Notes and memoranda, if any, in the surveyor’s report which are accepted by the Classification Society	355
without condition/recommendation are not to be taken into account.	356

12. Name/markings	357

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.	358

13. Buyers’ default	359

Should the Second Installment and the Final Installment not be paid in accordance with Clause 3, the Sellers have the right to cancel this Agreement, in which case (i) the Sellers shall, within seven (7) banking days after the date of cancellation (x) pay US $2,220,000, representing the First Installment Share Payment paid by the Buyers pursuant to Clause 2 of this Agreement, to the Buyers and (y) return the Second Installment, if already lodged by the Buyers pursuant to Clauses 3 of this Agreement, to the Buyers and (ii) Buyer’s Security Rights shall immediately become effective. For the avoidance of doubt, if the Sellers terminate this Agreement under the terms provided in this contract or in accordance with the general law, the Sellers shall only be entitled to the remedies as specifically stated in this Agreement, and the Sellers shall not be entitled to any common law right and/or contractual right of damages, including but not limited to the Sellers’ right to claim loss of bargain or damages against the Buyers.	360 361 362 363 364 365 366 367

14. Sellers’ default	368

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 b) or fail to be	369
ready to validly complete a legal transfer by the Cancelling Date ~~stipulated in line 61~~ the Buyers shall have the	370
option of cancelling this Agreement or take delivery of the Vessel against a deduction of the Vessel’s Purchase Price (the amount of deduction to be mutually agreed between the Parties) provided always that the Sellers shall be granted a maximum	371 372 373
of three (3) banking days after Notice of Readiness has been given to make arrangements for the	374
documentation set out in Clause 8. If after Notice of Readiness has been given but before the	375
Buyers have taken delivery the Vessel ceases to be physically ready for delivery and is not made	376
physically ready again in every respect by the Cancelling Date ~~stipulated in line 61~~ and new Notice	377
Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to	378
cancel this Agreement, Sellers shall immediately pay US $2,220,000, representing the First Installment Share Payment paid by the Buyers pursuant to Clause 2 of this Agreement, to the Buyers and Buyer’s Security Rights shall immediately become effective.	379 380 381
Should the Sellers fail to give Notice of Readiness by the Cancelling Date ~~stipulated in line 61~~ or fail to be	382
ready to validly complete a legal transfer as aforesaid they shall make due compensation to	383
Buyers for their loss and for all expenses together with interest if their failure is due to proven	384
negligence and whether or not the Buyers cancel this Agreement.	385

15. Buyers’ representatives	386

After this Agreement has been signed by both parties, the Buyers	387
have the right to place immediately up to six ~~two~~ representatives on board the Vessel at their sole risk and expense ~~upon~~ 	388 389
~~arrival at on or about.~~	390
These representatives are on board for the purpose of familiarization and in the capacity of	391
observers only, and they shall not interfere in any respect with the operation of the Vessel. The	392
Buyers and the Buyers' representatives shall sign the Sellers' P&I Club standard letter of indemnity prior to their	393
embarkation. The Buyers’ representatives to have the right to communicate with their office at the Buyers’ cost	394
and the Captain of the Vessel shall assist in this respect.	395

16. Warranty of Quality

(a)          Guarantee of Material and Workmanship

The Sellers, for a period of twelve (12) months following delivery to the Buyers of the Vessel (the “Guarantee Period”), guarantee the Vessel, her hull and machinery and all parts and equipment thereof that are manufactured or furnished or supplied by the Sellers including material, equipment (however excluding any parts for the Vessel which have been supplied by or on behalf of the Buyers) against all defects which are due to defective materials, and/or poor workmanship.

(b)          Notice of Defects

The Buyers shall notify the Sellers in writing, as promptly as possible, after discovery of any defect for which a claim is made under this Clause 16. The Buyers' written notice shall describe the nature and extent of the defect. The Sellers shall have no obligation under this guarantee for any defects discovered prior to the expiry date of the guarantee, unless notice of such defects, is received by the Sellers not later than thirty (30) days after such expiry date.

(c)          Remedy of Defects

The Sellers shall remedy at its expense any defects, against which the Vessel or any part of the equipment thereof is guaranteed under this Clause 16 by making all necessary repairs and/or replacement.

However, if it is impractical to make the repair by the Sellers, and if forwarding by the Sellers of replacement parts, and materials cannot be accomplished without impairing or delaying the operation or working of the Vessel, then, in any such event, the Buyers shall cause the necessary repairs or replacements to be made elsewhere at the discretion of the Buyers provided that the Buyers shall first and in all events will, as soon as possible, obtain the Sellers' prior written consent by first notifying the Sellers in writing of the time, place, methods, manners and by whom such repairs will be made and, if the Vessel is not thereby delayed, or her operation or working is not thereby delayed, or her operation or working is not thereby impaired, the Sellers shall have the right to verify by their own representative(s) the nature and extent of the defects complained of. The Sellers shall, in such cases, promptly advise the Buyers in writing after such examination has been completed, of its acceptance or rejection of the defects as ones that are subject to the guarantee herein provided.

In any circumstances as set out below, the Purchase Price shall be deducted in accordance with Clause 22 of the Agreement:

(i)           If Sellers accept the defects as justifying remedy under this Clause 16; or

(ii)          If the Sellers neither accept nor reject the defects as above provided, nor request arbitration within thirty (30) days after its receipt of the Buyers' notice of defects which in such event, the Sellers shall be deemed having accepted the defects as justifying remedy under this Clause 16.

Any dispute shall be referred to arbitration in accordance with Clause 17 hereof.

396 397 398 399 400 401 402 403 404 405 406 407 408 409 410 411 412 413 414 415 416 417 418 419 420 421 422 423 424 425 426

17. Arbitration		427

a) *	This Agreement shall be governed by and construed in accordance with Hong Kong law and	428
	any dispute arising out of this Agreement shall be referred to arbitration in Hong Kong in
	accordance with the UNCITRAL Arbitration Rules in force when the Notice of Arbitration is submitted. Unless the parties agree on a single Arbitrator, the arbitration shall consist of three persons ~~New~~	429 430
	, one arbitrator being appointed by each	431
	party and the third by the two so chosen if necessary, their decision or that of any two of them, shall be final. On the receipt by one party of the nomination in writing of the other party’s arbitrator,	432 433
	That party shall appoint their arbitrator within fourteen (14) days, failing which the	434
	arbitrator appointed by the other party shall become the sole arbitrator and in such circumstances, the decision of the sole arbitrator shall be final.	435 436

~~b) *~~	~~This Agreement shall be governed by and construed in accordance with Title 9 of the~~	437
	~~United States Code and the Law of the State of New York and should any dispute arise out of~~	438
	~~This Agreement, the matter in dispute shall be referred to three persons at New York, one to~~	439
	~~Be appointed by each of the parties hereto, and the third by the two so chosen; their~~	440
	~~decision or that of any two of them shall be final, and for purpose of enforcing any award, this~~	441
	~~Agreement may be made a rule of the Court.~~	442
	~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime~~	443
	~~Arbitrators, Inc. New York.~~	444

~~c)*~~	~~Any dispute arising out of this Agreement shall be referred to arbitration at~~	445
	 ~~, subject to the procedures applicable there.~~	446
	~~The laws of shall govern this Agreement~~	447
~~*~~	~~16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of~~	448
	~~deletions, alternative 16 a) to apply.~~	449

18. Bunker / lubricating oils survey	450

Exact quantities of bunkers and lubricating oils to be measured and agreed after joint survey (the cost of joint survey shall be borne by the Buyers and Sellers equally) carried out by the Sellers’ and Buyers representatives three (3) banking days prior to delivery with agreed allowance for consumption up to physical delivery.	451 452 453

19. Trials	454

 Within ten (10) banking days before the date of physical delivery of the Vessel, the Sellers shall arrange their staff(s) accompanied by Buyers’ representative(s) and/or surveyor(s) and Class surveyors to board the Vessel to conduct an stationary & operational trial on all her machineries and equipment to ensure her operating condition. Upon completed her operational trial the Vessel to proceed to sea for propulsion-trial of maximum six (6) hours to confirm everything is in normal working condition. In the event that the hull, machinery, parts or equipment of the Vessel are found broken, damaged or defective so as to affect her class, the Buyers have the option of either requiring the Sellers to make all necessary repairs to the Vessel to ensure that her class would not be affected, or accepting the Vessel against a deduction from the Purchase Price pursuant to Clause 22 of this Agreement. Buyers’ representative(s) and/or surveyors(s) on board (whom accompanied by Sellers representative(s)/master) are allowed to carry out physical inspection including ship machineries etc.

455 456 457 458 459 460 461 462

 20. Class Surveys

Sellers shall, at their own costs and expenses, carry out class and statutory surveys on or before 15 May 2015 so as to have class maintenance certificate and all other relevant class and statutory certificates issued. Sellers shall provide the Buyers with builder’s certificate and other document(s) issued by Class as reasonably required for flag registration purposes. For the avoidance of doubt, all the repairs and/or ratifications of the Vessel shall be agreed upon by the parties and such repairs/ratifications and all inspections conducted under this Clause shall not affect the Sellers' right to give Notice of Readiness under Clause 5(a).

463 464 465 466 467 468 469

21. Conditions Precedent

This Agreement is conditional upon and subject to the following:

(a)          The Buyers are able to obtain necessary financing for the acquisition of the Vessel on or before 30 June 2015 on such terms as are satisfactory to the Buyers at the Buyers’ sole discretion;

(b)          The Sellers have completed the class and statutory surveys of the Vessel as stipulated in clause 20 and the Class issued classification certificates and all national, international and trading certificates, as well as all other certificates for the Vessel which are clean, valid, and unextended for minimum of twenty-four (24) months from the time of delivery without condition/recommendation by Class or the relevant authorities;

(c)          The Buyers have obtained all necessary approvals from the Board of Directors of Sino-Global, the government and/or regulatory authorities for the acquisition of the Vessel;

(d)          The Buyers have completed all the inspections and trials as stipulated in Clauses 4, 6 and 19 of this Agreement and have accepted the Vessel; and

(e)          The Buyers have obtained all necessary permits, license and consents to the acquisition and operation of the Vessel.

470 471 472 473 474 475 476 477 478 479 480 481 482 483

Should any of the above conditions is not been met, the Buyers have the option to cancel this Agreement and this Agreement shall become null and void and has no legal effect. In such event, the Sellers shall immediately pay US $2,220,000, representing the First Installment Share Payment paid by the Buyers pursuant to Clause 2 of this Agreement, to the Buyers and return the Second Installment, if already lodged by the Buyers pursuant to Clause 3 of this Agreement, to the Buyers and the Buyer’s Security Rights shall become immediately effective.

484 485 486 487

 22. Adjustment of the Purchase Price

The Purchase Price of the Vessel shall be subject to adjustments as hereinafter set forth. It is hereby understood by both parties that any reduction of the Purchase Price is by way of liquidated damages and not by way of penalty.

488 489 490

 Defects found during inspection

(a)         If any defect was found during the Buyers’ inspection of the Vessel as stipulated in Clause 4 of this Agreement, the Buyers have the option of either not accepting the Vessel (in which case this Agreement shall be null and void, and the Sellers shall immediately pay US $2,220,000, representing the First Installment Share Payment paid by the Buyers pursuant to Clause 2 of this Agreement, to the Buyers and the Buyer’s Security Rights shall become immediately effective or accepting the Vessel against a deduction from the Purchase Price of the estimated direct cost (of labour and materials) of carrying out the repairs and/or replacements including forwarding charges to the Buyers’ satisfaction. The estimated direct cost of the repairs and/or replacements including forwarding charges shall be the average of quotes for the repair and/or replacement works obtained from two reputable independent shipyards in South Korea or Singapore, one to be obtained by each of the Parties within two (2) Banking Days from the date of the inspection, unless the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within the stipulated time then the quote duly obtained by the other Party shall be the sole basis for the estimate of the direct repair and/or replacement costs. The Sellers may not tender Notice of Readiness prior to such estimate having been established.

491 492 493 494 495 496 497 498 499 500 501 502 503 504

Defects found during divers inspection

(a)          If any defect was found during the Buyers’ divers inspection of the Vessel as stipulated in Clause 6 of this Agreement, and if the Classification Society do not require the defect(s) to be rectified before the next class drydocking survey, the Sellers shall be entitled to deliver the Vessel with these defect(s) against a deduction from the Purchase Price of the estimated direct cost (of labour and materials) of carrying out the repairs and/or replacements including forwarding charges to the satisfaction of the Buyers and the Classification Society. The estimated direct cost of the repairs and/or replacements including forwarding charges shall be the average of quotes for the repair and/or replacement works obtained from two reputable independent shipyards in South Korea or Singapore, one to be obtained by each of the Parties within two (2) Banking Days from the date of the divers inspection, unless the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within the stipulated time then the quote duly obtained by the other Party shall be the sole basis for the estimate of the direct repair and/or replacement costs. The Sellers may not tender Notice of Readiness prior to such estimate having been established.

Defects found during Trials

(b)          If any defect was found during the Trial of the Vessel as stipulated in Clause 19 of this Agreement, the Buyers have the option of either requiring the Sellers to make all necessary repairs to the Vessel to ensure that her class would not be affected, or accepting the Vessel against a deduction from the Purchase Price of the estimated direct cost (of labour and materials) of carrying out the repairs and/or replacements including forwarding charges to the satisfaction of the Buyers and the Classification Society. The estimated direct cost of the repairs and/or replacements including forwarding charges shall be the average of quotes for the repair and/or replacement works obtained from two reputable independent shipyards in South Korea or Singapore, one to be obtained by each of the Parties within two (2) Banking Days from the date of Trial of the Vessel, unless the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within the stipulated time then the quote duly obtained by the other Party shall be the sole basis for the estimate of the direct repair and/or replacement costs.

Defects found during the Guarantee Period

(c)          If any defect was found during the Guarantee Period, subject to Clause 16 of the Agreement, the Purchase Price shall be deducted from the estimated direct cost (of labour and materials) of carrying out the repairs and/or replacements including forwarding charges to the satisfaction of the Buyers. The estimated direct cost of the repairs and/or replacements including forwarding charges shall be the average of quotes for the repair and/or replacement works obtained from two reputable independent shipyards in South Korea or Singapore, one to be obtained by each of the Parties within two (2) Banking Days from the date of Sellers’ receipt of Notice of Defects from the Buyers as stipulated in Clause 16(b0 of this Agreement, unless the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within the stipulated time then the quote duly obtained by the other Party shall be the sole basis for the estimate of the direct repair and/or replacement costs.

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23. Costs	538

All costs at the port of delivery, before physical delivery, such as dues or expenses due or payable for inward clearance, customs clearance, port dues, harbour dues, fees, local tugs assistance, pilotages and the Sellers’ agent’s fees are for the account of the Sellers, as well as all expenses in connection with repatriation of all crew members.	539 540 541

24. Notices	542

All notices to be provided under this Agreement shall be in writing.	543

Contact details for recipients of notices are as follows:	544

For the Buyers:	545
c/o Sino-Global Shipping (HK) Limited	546
20/F Hoi Kiu Commercial Building,	547
158 Connaught Road, Central, Hong Kong	548
Tel: (852) 37912082	549
Tax: (852 37912081	550
Email: elsie@sino-global.net	551
Contact Person: Miss Elsie Yuen	552

For the Sellers:	553

25. Entire Agreement

The written terms of this Agreement comprise the entire agreement between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto. Notwithstanding the above, the Parties may amend any term of this Agreement by prior written agreement between the Parties and any such amendments shall be incorporated into this Agreement by way of an addendum.

554 555 556 557 558 559

26. Acquisition only of Vessel; No assumption of Liabilities

Pursuant to this Agreement, the Buyers are only acquiring the Vessel and are not acquiring any contracts of the Vessel and/or the Sellers, hiring any persons who worked on or were employed by the Vessel or the Sellers and are not continuing to do any business with any customers of the Vessel. In addition, the Buyers are not acquiring any existing indebtedness of the Vessel or the Sellers except as expressly set forth in this Agreement.

560 561 562 563 564 565

27. Regulation S Representations of the Sellers

The Sellers understand that the 1,200,000 shares are being issued to and acquired by the Sellers from the Buyers in reliance on an exemption from the registration requirements of United States federal and state securities laws under Regulation S of the Securities Act and that the Buyers are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Sellers set forth herein in order to determine the applicability of such exemptions and the suitability of the Sellers to acquire the 1,200,000 shares. In this regard, the Sellers represent, warrant and agree that:

(1)   The Sellers are not a U.S. Person (as defined below) and are not an affiliates (as defined in Rule 501(b) under the Securities Act) of the Buyers and are not acquiring the 1,200,000 shares for the account or benefit of a U.S. Person. A “U.S. Person” means any one of the following:

a.     any natural person resident in the United States of America;

b.     any partnership or corporation organized or incorporated under the laws of the United States of America;

c.     any estate of which any executor or administrator is a U.S. person;

d.     any trust of which any trustee is a U.S. person;

e.     any agency or branch of a foreign entity located in the United States of America;

f.      any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

g.     any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States of America; and

h.     any partnership or corporation if:

                                          i.    organized or incorporated under the laws of any foreign jurisdiction; and

                                         ii.    formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

(2)   At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, the Sellers were outside of the United States.

(3)   The Sellers will not, during the period commencing on the date of issuance of the 1,200,000 shares and ending on the first anniversary of such date, or such shorter period as may be permitted by Regulation S or other applicable securities law (the “Restricted Period”), offer, sell, pledge or otherwise transfer the 1,200,000 shares in the United States, or to a U.S. Person for the account or for the benefit of a U.S. Person, or otherwise in a manner that is not in compliance with Regulation S. The parties hereto agree that the selling of the 1,200,000 shares pursuant to an effective registration statement covering the resale of such 1,200,000 shares is in compliance with Regulation S.

(4)   The Sellers will, after expiration of the Restricted Period, offer, sell, pledge or otherwise transfer the 1,200,000 shares only pursuant to registration under the Securities Act or an available exemption therefrom and, in accordance with all applicable state and foreign securities laws.

(5)   The Sellers were not in the United States, engaged in, and prior to the expiration of the Restricted Period will not engage in, any short selling of or any hedging transaction with respect to the 1,200,000 shares, including without limitation, any put, call or other option transaction, option writing or equity swap.

(6)   Neither the Sellers nor or any person acting on their behalf has engaged, nor will engage, in any directed selling efforts to a U.S. Person with respect to the 1,200,000 shares and the Sellers and any person acting on their behalf have complied and will comply with the “offering restrictions” requirements of Regulation S under the Securities Act.

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IN WITNESS WHEREOF the Sellers and the Buyers have signed and executed in two copies of this agreement	610
the day and year as above.	611

Amendment No. 1 (“Amendment No. 1”) dated as of April 10, 2015 by and between Rong Yao International Shipping Limited (“Seller”) and Sino-Global Shipping America, Ltd., (“Buyer”) to the Asset Purchase Agreement dated April 10, 2015 by and between the Seller and the Buyer (the “Purchase Agreement”). This Amendment No. 1 amends and supplements the Purchase Agreement, solely to the extent provided herein. The Buyer and Seller hereby expressly agree that notwithstanding anything to the contrary provided in the Purchase Agreement or elsewhere, pursuant to NASDAQ Rule 5635(a) the Buyer will not issue to the Seller shares of its common stock (or its common stock equivalents) equal to or in excess of twenty (20%) percent of (i) the voting stock of the Company, and/or (ii) the shares of common stock of the Company, in both cases, issued and outstanding on the date immediately prior to the date of the issuance of the 1.2 million shares to the Seller by the Buyer pursuant to the Purchase Agreement, without the Buyer first obtaining approval by the Buyer’s shareholders in accordance with NASDAQ Rule 5635(e)(4). The parties hereto execute this Amendment No. 1 as of April 10, 2015.